THOMAS INDUSTRIES, INC.                                             NEWS RELEASE
Executive Office
4360 Brownsboro Road, Suite 300
P. O. Box 35120
Louisville, Kentucky  40232-5120
(502) 893-4600 - (502) 895-6618 FAX


            THOMAS INDUSTRIES ADOPTS NEW SHAREHOLDER RIGHTS AGREEMENT


     Louisville, KY., December 10, 1997 - Thomas Industries Inc. (NYSE: TII) announced today that its Board of Directors has adopted a Shareholder Rights Agreement, effective January 5, 1998, to replace the Rights Amendment currently in effect which will expire on January 4, 1998. As with the existing agreement, the new agreement is designed to deter coercive takeover tactics and provide the Thomas Industries Board with the opportunity to fully analyze and consider an offers for the Company.

     Timothy C. Brown, Chairman, President and Chief Executive Officer of Thomas Industries, said, "While we are not aware of any current efforts to acquire Thomas Industries, the Rights Agreement contains provisions to protect all shareholders in the event of an unsolicited attempt to acquire Thomas Industries through abusive takeover tactics."

     The Rights Agreement provides rights to shareholders to purchase shares of Thomas Industries preferred stock. The rights become exercisable only if (1) an individual or group announces a tender offer or intends to commence a tender offer for 20% or more of the outstanding Thomas Industries common stock or (2) an individual or group actually acquires 20% or more of the outstanding Thomas Industries common stock. Each right would entitle the holder to purchase one one-hundredth of a preferred share at a purchase price of $65.00. The rights alternatively entitle the holder to purchase Thomas Industries common shares at a significant discount to the market price. The Rights Agreement also provides special procedures in the even there is an inadvertent acquisition of Company stock that exceeds the 20% threshold set forth in the Rights Agreement. The Board may also elect to redeem the rights under certain circumstances at $0.02 per right. Distribution of the rights is not taxable to the shareholders.

     Thomas Industries Inc., headquartered in Louisville, Kentucky, is a recognized leader in the design and manufacture of commercial, industrial and consumer lighting products as well as compressors and vacuum pumps for global OEM applications. Thomas Industries has operations in the United States, Canada, Mexico, South America, Europe and Asia, and has approximately 3,300 employees.

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